Exhibit 99.1
FOR IMMEDIATE RELEASE

Marcus Gamo	Aimee Grove
Allison & Partners	Allison & Partners
415-277-4925	415-277-4902
marcus@allisonpr.com	aimee@allisonpr.com
ZipRealty Taps Richard Sommer as New Chief Executive Officer
Former HomeGain CEO to head fast growing, national real estate brokerage
EMERYVILLE, Calif., August 30, 2006 — ZipRealty [NASDAQ: ZIPR], a national full-service residential real estate brokerage, announced today it has named real estate industry veteran Richard F. Sommer as the company’s new chief executive officer. Mr. Sommer officially joins ZipRealty on Wednesday, September 6, 2006.
A respected leader within the real estate and mortgage industries, Mr. Sommer most recently served as chief executive officer for the online real estate company HomeGain.com, Inc. In addition, he has served in senior executive positions for Realtor.com, IndyMac Bank and Move.com.
“We’re excited to welcome Richard as ZipRealty’s new CEO, as he brings the ideal blend of real estate and executive-level management experience to help pilot the company to its next level of success,” said ZipRealty Board Chairman Don Wood.
Added ZipRealty’s President, Gary Beasley, “Richard is a proven executive and established innovator, we are looking forward to his taking the helm and infusing the company with his energy, passion and vision for the future of our brand.”
Prior to his CEO role at HomeGain, where he successfully doubled company revenue, Mr. Sommer held the role of senior vice president at the multibillion dollar mortgage company IndyMac Bank. He also served as president and managing director of International Real Estate Operations for Realtor.com. There, he helped NAR fund and establish the formation of the International Consortium of Real Estate Associations (ICREA), a group of 23 leading real estate associations that promotes professional standards around the world.
“ZipRealty has maintained its role as a leading real estate brokerage by blending a high level of customer service with great technology,” said Mr. Sommer. “I’m honored and thrilled to join the professionals at ZipRealty and look forward to helping the company continue to grow and succeed.”
Mr. Sommer earned a Juris Doctor degree from the Stanford Law School and was a Rhodes Scholar at Oxford University, where he earned a Master’s (M.Phil.) degree in international relations. He graduated from Princeton University cum laude and earned a Bachelor of Arts degree in politics.

About ZipRealty
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company currently operates in 19 major metropolitan areas in 12 states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated Web site, which enables home buyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP (1-800-225-5947).
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